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                                                                      Exhibit 5

                 [GRAY CARY WARE & FREIDENRICH LLP LETTERHEAD]
                 400 Hamilton Avenue, Palo Alto, CA 94301-1825
                Phone 650-328-6561 Fax 650-327-3699 www.gcwf.com



                                 August 5, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

         RE:      MAXTOR CORPORATION
                  REGISTRATION STATEMENT ON FORM S-8

Gentlemen and Ladies:

As legal counsel for Maxtor Corporation, a Delaware corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 390,000 shares of the Common Stock of the Company, $0.01 par value, granted under the Maxtor Corporation 1998 Restricted Stock Plan (the "Stock Plan"), up to 1,700,000 shares of Common Stock under the Maxtor Corporation 1998 Employee Stock Purchase Plan (the "Purchase Plan") and up to 8,662,097 shares of Common Stock under the Maxtor Corporation Amended and Restated 1996 Stock Option Plan (the "Option Plan").

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We


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have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

Based on such examination, we are of the opinion that the 390,000 shares of Common Stock granted under the Stock Plan, the 1,700,000 shares of Common Stock which may be issued upon the exercise of purchase rights granted under the Purchase Plan and the 8,662,097 shares of Common Stock which may be issued upon the exercise of stock options granted under the Option Plan are duly authorized shares of the Company's Common Stock, and, when issued against payment of the purchase price therefor in accordance with the provisions of the Stock Plan, Purchase Plan and Option Plan, respectively, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

                                       Respectfully submitted,

                                       /s/ Gray Cary Ware & Freidenrich LLP
                                       ------------------------------------
                                       GRAY CARY WARE & FREIDENRICH LLP